EXHIBIT 99.1

AssetMark Completes Acquisition by GTCR, Launching New Era of Strategic Growth and Expansion
Asset Management and Financial Services Leader Lou Maiuri Named Chairman and Group CEO
CONCORD, Calif., September 05, 2024 (GLOBE NEWSWIRE) - AssetMark Financial Holdings, Inc. (“the Company”), a leading wealth management technology platform for financial advisors, today began a new era of strategic growth and expansion by announcing the closing of its acquisition by GTCR, a leading private equity firm with substantial investment expertise in financial technology, wealth, and asset management.
The closing of the acquisition marks a significant milestone in AssetMark's journey and concludes a successful, multiyear partnership with Huatai Securities. With the completion of the go-private transaction, AssetMark will now operate as an independent, privately owned company.
Concurrent with the closing, AssetMark announced the appointment of Lou Maiuri to the role of Chairman and Group CEO of its parent company, AssetMark Financial Holdings, Inc. Mr. Maiuri brings more than three decades of experience across asset management and financial services, including strong entrepreneurial expertise in building businesses, managing technology development, and leading operational transformations. Michael Kim, President and CEO of AssetMark, will continue in his current role.
Mr. Maiuri and Mr. Kim will partner to collectively run AssetMark, and both will join the Board of Directors of AssetMark Financial Holdings, Inc. Under their leadership, and in partnership with GTCR, AssetMark will focus on expanding its client offerings with new product capabilities and maintain its reputation for delivering exceptional value and providing excellent service to its advisors and their clients.
“Today marks the start of an exciting new chapter for AssetMark,” said Michael Kim, President and CEO of AssetMark. “We’ve been very successful over the past eight years under Huatai’s leadership and look forward to partnering with GTCR to accelerate our growth and industry leadership position. This pivotal moment would not have been possible without the dedication of the entire AssetMark team and support of our advisors, and I am excited to partner with a tremendous leader such as Lou as we embark on this next chapter together.”
“I’m thrilled to be joining the AssetMark team as the Company looks to propel its next phase of growth with GTCR,” said Lou Maiuri, Chairman and Group CEO of AssetMark Financial Holdings, Inc. “The wealth management industry is evolving, and the technology solutions and services that AssetMark provides will play a critical role in shaping outcomes for clients, their businesses, and ultimately, the investors they serve. I look forward to working closely with GTCR, Michael, and the entire AssetMark team to strategically grow the business and unlock the company’s future potential.”
Mr. Maiuri is the former President, COO, and Head of Investment Servicing at State Street Bank. During his tenure, Mr. Maiuri held broad responsibility for operations, technology, and service and led large-scale technology modernization, revenue transformation, and cost-efficiency initiatives. Prior to State Street, he was EVP and Deputy CEO of Bank of New York Mellon (“BNY”) Asset Servicing and Chairman of BNY subsidiary Eagle Investment Systems, where he also served as CEO from 2006-2009. Prior to its acquisition by BNY, Mr. Maiuri built Eagle Investment Systems from a small start-up to a scaled investment technology platform as part of its founding leadership team from 1996-2004.
“AssetMark's unique combination of high-quality service and innovative technology has solidified its position as a leader in the wealth management industry,” said Collin Roche, Co-CEO and Managing Director at GTCR. “We are excited to partner with Lou, Michael and the AssetMark team to build on this success and drive further growth, both organically and through strategic acquisitions.”
“We look forward to leveraging GTCR’s expertise in asset management and wealth technology alongside AssetMark’s tremendous team and the strong platform they have built, to further transform the business through investment in the Company’s technology, products and people,” said Michael Hollander, Managing Director at GTCR.
The acquisition, valued at approximately $2.7 billion, was executed with the Company’s shareholders receiving $35.25 per share in cash. The transaction was approved unanimously by AssetMark's Board of Directors and was subsequently approved by written consent of shareholders representing a majority of the outstanding voting interests of the Company. GTCR has acquired a 100% interest in AssetMark, and its common stock is no longer publicly traded.
Morgan Stanley & Co. LLC served as exclusive financial advisor to AssetMark, and Davis Polk & Wardwell LLP provided legal counsel. UBS Investment Bank and Barclays served as co-lead financial advisors to GTCR and are providing debt financing support for the transaction. BofA Securities and Jefferies LLC also served as financial advisors. Kirkland & Ellis LLP provided legal counsel and Paul Hastings LLP provided regulatory legal counsel.
About AssetMark
AssetMark operates a wealth management platform whose mission is to help financial advisors and their clients. AssetMark together with its affiliates AssetMark Trust Company, Voyant, and Adhesion Wealth Advisor Solutions, serves advisors at every stage of their journey with flexible, purpose-built solutions that champion client engagement and drive efficiency. Its ecosystem of solutions equips advisors with services and capabilities to help deliver better investor outcomes by enhancing their productivity, profitability, and client satisfaction.
With a history going back to 1996, AssetMark has over 1,000 employees, and its platform serves over 9,200 financial advisors and over 261,000 investor households. As of June 30, 2024, the Company had over $119 billion in platform assets. AssetMark, Inc. is a Registered Investment Adviser with the U.S. Securities and Exchange Commission. For more information, please visit www.assetmark.com. Follow us on LinkedIn.
About GTCR
Founded in 1980, GTCR is a leading private equity firm that invests through The Leaders Strategy™ – finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through organic growth and strategic acquisitions. GTCR is focused on investing in transformative growth in companies in the Business & Consumer Services, Financial Services & Technology, Healthcare and Technology, Media & Telecommunications sectors. Since its inception, GTCR has invested more than $25 billion in over 280 companies, and the firm currently manages $40 billion in equity capital. GTCR is based in Chicago with offices in New York and West Palm Beach. For more information, please visit www.gtcr.com.  Follow us on LinkedIn.
Media Contacts
Vesselina Davenport
PR & Communications, AssetMark
vesselina.davenport@assetmark.com

Andrew Johnson
Chief Marketing & Communications Officer, GTCR
andrew.johnson@gtcr.com

SOURCE: AssetMark Financial Holdings, Inc.